State of Delaware
Secretary of State
Division of Corporations
Delivered 01:51 FM 03/02/2010
FTLED 01:48 PM 03/02/2010
SRV 100236470 – 2462049 FTLE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	The name of the statutory trust is The Hirtle Callaghan Trust.

2.	The Certificate of Trust is hereby amended as follows:

RESOLVED, that the Certificate of Trust be, and it hereby is amended by changing the paragraph thereof numbered “1” so as to read in full as follows:

1: The name of the statutory trust is HC Capital . Trust.

3.	The Certificate of Amendment shall be effective as of March 8, 2010.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment on the 2“d day of March, 2010.

By:	/s/ Colette Bull
Name: Colette Bull
Title: Assistant Vice President